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EXHIBIT 11

                    AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
             Statement re: computation of Per Share Earnings (loss)
                    (In thousands, except per share amounts)
                                   (Unaudited)


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                                                                                        Three Months Ended      Six Months Ended
                                                                                        ------------------      ----------------
                                                                                            October 31,              October 31,
                                                                                         ------------------     -------------------
                                                                                           1999       1998         1999       1998
                                                                                         --------   --------    --------   ---------

Common stock:
     Weighted average common
         shares outstanding:
              Class A shares                                                               16,672     17,731      16,751     17,820
              Class B shares                                                                4,768      4,798       4,768      4,798
                                                                                         --------   --------    --------   --------
     Basic weighted average common
         shares outstanding                                                                21,440     22,530      21,519     22,619

     Dilutive effect of outstanding Class A common stock options (as determined by the application of the treasury stock method using the average
         market price for the period)                                                         473        170         578      1,082
                                                                                         --------   --------    --------   --------

Diluted weighted average common
         shares outstanding for
         earnings per share -                                                              21,913     22,700      22,097     23,701
                                                                                         ========   ========    ========   ========

Net earnings (loss)                                                                      $  1,003   $(33,318)   $  1,907   $(38,724)
                                                                                         ========   ========    ========   ========

Basic net earnings(loss)per common share                                                 $   0.05   $  (1.48)   $   0.09   $  (1.71)
                                                                                         ========   ========    ========   ========

Diluted net earnings(loss)per common share*                                              $   0.05   $  (1.48)   $   0.09   $  (1.71)
                                                                                         ========   ========    ========   ========
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*Diluted weighted average common shares outstanding are not included in the quarter ended and six months ended October 31, 1998 calculations due to the anti-dilution of the net loss per share.